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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          BIRMINGHAM STEEL CORPORATION
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                (Name of Registrant as Specified In Its Charter)

                      THE UNITED COMPANY SHAREHOLDER GROUP
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

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     (4)  Date Filed:

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                      THE UNITED COMPANY SHAREHOLDER GROUP
                              1005 GLENWAY AVENUE
                            BRISTOL, VIRGINIA 24201

                                                               November 16, 1999

Dear Fellow Shareholder:

     Over the past several weeks you have received several communications from the current management of Birmingham Steel Corporation ("BIR") who are fighting to retain control of your company and continue enriching themselves. Much of their effort appears focused on personal attacks and attempts to muddy the issues, instead of accepting accountability for the dismal performance of BIR.

THE REASON FOR THIS PROXY FIGHT

     THE PERFORMANCE OF YOUR COMPANY UNDER THE STEWARDSHIP OF CURRENT MANAGEMENT HAS BEEN DISMAL. THE UNITED GROUP BELIEVES THAT CURRENT MANAGEMENT MUST BE REMOVED TO PROTECT YOUR INVESTMENT.

                              (STOCK PRICE GRAPH)

                        BIRMINGHAM STEEL -- SHARE PRICE

     We believe the crux of the problem is simple mismanagement and lack of prudent business judgement. Examples include, but are in no way limited to ill conceived investments such as:

- Pacific Coast Recycling:   After expending approximately $30 million to fund
                             investments, loans and cash advances to Pacific
                             Coast, BIR wrote off its entire investment in Pacific Coast in June 1999, less than three years after BIR's initial investment.

- Laclede Steel Company:     In September 1997, BIR acquired voting control of
                             Laclede Steel Company for approximately $15 million. Nine months later, in June 1998, BIR wrote off its entire investment in Laclede Steel.

Of greater concern is current management's inability to bring in mill projects on time or within budget.

- The Memphis facility:      To date capital investment and start-up costs
                             approaching $300 million. Still incurring start up costs.

             TO PROTECT YOUR INVESTMENT VOTE ON THE BLUE PROXY CARD
               QUESTIONS OR ASSISTANCE IN VOTING -- 800-636-8927

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- The Cartersville rolling
mill: Originally budgeted at $70 million. To date more than $164 million has been invested in this project and it is still losing money.

SELF-SERVING ACTIONS BY MR. GARVEY AND CURRENT MANAGEMENT

     While Mr. Garvey and current management have been eroding the market value of your company, they have taken the following steps to pad their pocketbooks and entrench themselves.

     1. After BIR defaulted on its revolving credit facility and shareholders' equity had been reduced almost 50%, current management took the following self-serving actions:

     - On September 2, 1999 -- Restated BIR's Executive Severance Plan in order to:
       - INCREASE BY 50% THE LUMP SUM CASH PAYMENTS paid to certain executives including Mr. Garvey, upon a change of control.
       - Mandate payment of the golden parachutes even if a compromise board is agreed to between the United Group and the current directors.

     - On September 20, 1999 -- Awarded LIFETIME MEDICAL CARE TO MR. GARVEY.

     - On September 21, 1999 -- ACCELERATED the conditions upon which a $538,000 CASH BONUS is payable to Brian Hill, Chief Operating Officer of BIR, to include payment of the bonus ten days prior to BIR's Annual Meeting if there is an ongoing proxy contest. Originally, Mr. Hill was to receive the bonus only if he was employed on December 21, 1999.

     - On September 20, 1999 -- Awarded Kevin Walsh, Chief Financial Officer of BIR, a five-year employment contract. Mr. Walsh began his employment with BIR in July 1998.

     2. In April 1999, the Board of Directors changed their director fees to a flat $30,000 annual retainer, paid in shares, to replace the long-term practice of receiving 1,500 shares as their annual compensation. Based on BIR's current stock price, the effect is MORE MONEY FOR THE DIRECTORS.

     3. During fiscal year 1999, CURRENT MANAGEMENT GRANTED THEMSELVES OVER 900,000 OPTIONS, MOST OF THESE WITH AN EXERCISE PRICE OF $4.75 PER SHARE that vest when BIR's shares close at or above the following price levels for thirty consecutive days: 20% at $5.75; 20% at $7.00; 20% at $8.50; 20% at $10.25, and
the remaining 20% at $12.25.

BE WARY OF ANY ANNOUNCEMENT BY BIR RELATING TO THE SALE OF THE SBQ BUSINESS

     As you are aware, current management of BIR has announced its intention to attempt to sell the assets of the SBQ division of BIR prior to the December 2, 1999 Annual Meeting. The SBQ division consists of three facilities, the meltshop in Memphis, the rolling mill in Cleveland, and a 50% ownership interest in a direct reduced iron (DRI) facility in Louisiana. BIR is required pursuant to a purchase contract between BIR and American Iron Reduction (AIR) to purchase DRI at prices that are currently substantially higher than the market price. The United Group believes it is highly unlikely that any purchaser will assume BIR's obligations to purchase DRI at above market prices. A sale of the Memphis facility without the assumption by the purchaser of BIR's DRI purchase obligations would leave BIR with obligations to purchase DRI that could cost millions of dollars.

     In addition to the DRI commitment, there are leveraged leases of equipment and waste disposal bonds at the Memphis and Cleveland facilities that total approximately $116 million, $75 million of which is not included in BIR's balance sheet. If these obligations are not assumed as part

             TO PROTECT YOUR INVESTMENT VOTE ON THE BLUE PROXY CARD
               QUESTIONS OR ASSISTANCE IN VOTING -- 800-636-8927

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of a purchase of the Memphis and Cleveland facilities, they must be paid off out of the proceeds of the purchase.

     Because of these obligations, BIR may enter into an agreement to sell the Memphis and Cleveland SBQ facilities at a price that on its face seems to provide a material benefit to BIR but may not materially reduce BIR's debt obligations. The sale could leave BIR with an ongoing purchase obligation that would cost it millions of dollars and for a product for which BIR has no use. Obviously, under these conditions a sale of the SBQ assets would not be in the best interests of BIR or its shareholders.

SEQUENCE OF FINANCIAL EVENTS LEADING TO RESTRUCTURING PROGRAM

     In April and May 1999, BIR publicly announced that production levels achieved at Memphis in March 1999 had resolved the SBQ business problems. Apparently based on this optimistic assessment, on or about July 9, 1999, BIR participated in a bid with Cleveland Cliffs Iron Company and Steel Dynamics to acquire the SBQ assets of Qualitech Steel Corporation.

     In July, BIR advised the lenders of its $300 Million Revolving Credit Agreement (the "Revolver") that BIR's 4th quarter financial results would cause BIR to default on its interest coverage covenants. On July 27, 1999, in a Fourth Amendment to the Revolver, the Lenders agreed, with the inducement of substantial increases in interest rates, to suspend their "rights and remedies" under the Revolver until September 30, 1999. BIR made no public disclosure of this important change in its financial status until September 30, 1999.

     On August 18, 1999, BIR announced its proposed restructuring.

     On September 15, BIR finally announced its 4th quarter fiscal year 1999 financial results and the balance sheet implications of the restructuring:

     - SBQ business lost $23 million in the 4th quarter; Memphis start-up costs continued; production levels at Memphis plummeted.

     - Reserve of $173.2 million recorded for estimated loss on the sale of the SBQ assets.

     - PCR assets written down $19 million.

     - Shareholders' equity reduced from $424 million to $231 million.

     - No financial implications of the DRI commitment were included in the write-downs.

     On September 28, 1999, a Fourth Amendment to the Revolver was completed extending "forbearance" on defaults until October 13, 1999. The Fourth Amendment also recorded a third event of default -- failure to file BIR's Annual Report within 90 days after the end of the fiscal year (June 30, 1999). In an 8-K filing with the SEC on September 30, 1999, BIR finally advised the public of the Third and Fourth Amendments to the Revolver.

     On October 12, 1999 BIR and its Lenders executed a Fifth Amendment to the Revolver and amendments to BIR's $280 million Senior Notes extending the following concessions:

     - Remaining unencumbered assets of BIR were pledged to collateralize debt.

     - $130 million 1993 Senior Unsecured Notes with original interest rates of 7.28% became Senior Secured Notes at 10.03%.

     - $150 million 1995 Senior Unsecured Notes with original interest rates of 7.05% became Senior Secured Notes at 9.8%.

     - Revolving Credit Agreement, unsecured, became Secured Revolving Credit Agreement.

             TO PROTECT YOUR INVESTMENT VOTE ON THE BLUE PROXY CARD
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     - Senior Note Holders given letter by BIR granting approval rights on disposal of AIR commitment.

     - BIR required to:

       - Submit annual business plan to lenders.
       - Submit monthly financial reports to lenders.
       - Hold quarterly conference with lenders.
       - Limit capital expenditures.
       - Maintain newly established minimum net worth of $188 million
       - Report separate financial statements on both BIR's continuing and consolidated operations.

     The financial status of BIR has changed dramatically. The Lenders are effectively in control of your company. Shareholder value is not on the Lenders' agenda. They want their money. Shareholder value is not on the agenda of the Directors and Bob Garvey -- they want to keep their jobs.

ITS TIME FOR CHANGE

     Your immediate attention is critical. If shareholders of 50.1% of the outstanding shares provide us with BLUE proxies to execute a written consent to remove the current Board of Directors, we will be able to act immediately to protect the interests of shareholders.

     We thank you for your attention to these important issues. To vote for the United Group's director nominees please mark, sign and date the enclosed BLUE proxy card and return it in the enclosed postage-paid envelope. If you have already signed and returned a BLUE proxy card, there is no need to send in the enclosed proxy unless you subsequently signed a white proxy card sent to you by the current management of Birmingham Steel. Only your latest dated proxy card will count. IF YOU HAVE ALREADY RETURNED THE WHITE PROXY CARD SENT TO YOU BY BIRMINGHAM STEEL, YOU MAY REVOKE THAT PROXY BY SIGNING, DATING AND MAILING A LATER DATED BLUE PROXY CARD.

     The United Group urges you to discard any white proxy card you receive. If you have any questions or need assistance in voting your shares, please call our proxy solicitor ChaseMellon at 800-636-8927.

                                          Sincerely yours,

                                          The United Company Shareholder Group

             TO PROTECT YOUR INVESTMENT VOTE ON THE BLUE PROXY CARD
               QUESTIONS OR ASSISTANCE IN VOTING -- 800-636-8927

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